Exhibit 99.1
eBay Inc. Reports Third Quarter Results

•	Revenue of $2.6 billion

•	GAAP and Non-GAAP EPS per diluted share of $0.37 and $0.67, respectively, on a continuing operations basis

•	GAAP and Non-GAAP operating margin of 20.1% and 26.6%, respectively

•	Returned $1.1 billion to shareholders in Q3, comprising $1.0 billion of share repurchases and $115 million paid in cash dividends

•	Concluded operating review, resulting in three-year plan to improve margins and reinvest in customer initiatives

San Jose, California, October 23, 2019 - eBay Inc. (Nasdaq: EBAY), a global commerce leader, delivered revenue for the quarter ended September 30, 2019 of $2.6 billion, remaining flat, on an as-reported basis and increasing 2% on a foreign exchange (FX) neutral basis. Gross merchandise volume (GMV) of $21.7 billion, was down 4% on an as-reported basis and down 2% on a FX-Neutral basis.

During the quarter, eBay delivered GAAP net income from continuing operations of $310 million, or $0.37 per diluted share and non-GAAP net income from continuing operations of $563 million, or $0.67 per diluted share. The company generated $1.0 billion of operating cash flow and $913 million of free cash flow from continuing operations while also repurchasing approximately $1.0 billion of its common stock and paying $115 million in cash dividends in the quarter. In addition, $400 million of floating rate notes and $1.15 billion of 2.200% fixed rate notes matured and were paid during the quarter.

“We performed in line with expectations in Q3 while improving the Marketplace experience, creating better customer outcomes, and maintaining momentum in advertising and payments,” said Scott Schenkel, interim Chief Executive Officer of eBay Inc. “We also made progress on our portfolio review and completed a thorough operating review that has resulted in a three-year plan to drive margin improvement while enabling reinvestment in critical customer initiatives.”

In the third quarter, eBay grew active buyers by 4% across its platforms, for a total of 183 million global active buyers. Underlying total eBay performance, the Marketplace platforms delivered $2.1 billion of revenue and $20.5 billion of GMV. Marketplace revenue was down 1% on an as-reported basis and was up 1% on a FX-Neutral basis, and GMV was down 5% on an as-reported basis and down 2% on a FX-Neutral basis. StubHub platforms drove revenue of $306 million, up 5% on both an as-reported and FX-Neutral basis, and GMV of $1.2 billion, flat on both an as-reported and FX-Neutral basis. Classifieds platforms delivered revenue of $265 million, up 4% on an as-reported basis and up 8% on a FX-Neutral basis.

Based on these results and increased confidence in the year, eBay raised non-GAAP EPS guidance and narrowed GAAP EPS guidance for the full year.

Momentum of Growth Initiatives
Since launching the managed payments offering approximately one year ago, eBay has processed over $1.1 billion in payments for more than 20,000 sellers, with over $500 million of those payments processed in Q3. In September, the service reached 9.4% of volume in the U.S. and successfully launched in a second market, Germany. First-party advertising also continued its momentum. More than one million sellers now leverage promoted listings, promoting over 300 million listings on the marketplace, which has resulted in revenue of $103 million, up 119% on an as-reported basis and up over 120% on a FX-Neutral basis.

Improving the Marketplace Experience
During the quarter, eBay introduced new tools and features that enhance the customer experience. Terapeak, a suite of features that help sellers identify what to sell, when to sell, and how to price inventory, was integrated into Seller Hub in major markets. The company also introduced additional seller protections, continued to enhance the new buyer experience, announced a Managed Delivery fulfillment service in the U.S., and bolstered its grocery partnership with Coles in Australia. Additionally, Multi-User Account Access became available for sellers in the U.S., with a planned expansion to Germany in 2020.

Commitment to Responsible Business Practices
eBay continued to demonstrate its dedication to responsible business practices. During the quarter, Retail Revival launched in Baton Rouge, Louisiana, and a version of the program was also brought to Plovdiv, Bulgaria, connecting local businesses to the global marketplace. Approximately 400 businesses across 12 cities globally have participated in the program, collectively selling nearly 600,000 items to buyers in 162 countries. In recognition of Retail Revival, eBay was named to Fortune’s 2019 Change the World list. eBay also announced 100% renewable energy sourcing at its two largest locations - San Jose, California, and Draper,

Utah. These sites join the company’s locations in Dreilinden, Germany; Dublin, Ireland; and Portland, Oregon for 100% renewable energy sourcing. Additionally, eBay was ranked by both the Dow Jones World and North America Sustainability Indices for responsible business practices in 2019.

Update on Operating Review and Portfolio Review
The company completed an extensive operating review resulting in a multi-year plan for operating efficiency. These efficiencies, combined with 2019 margin expansion and reinvestment, are expected to drive 3 points of additional operating margin by 2022 and create capacity to reinvest in critical customer initiatives. eBay continues to review the role and value of StubHub and Classifieds in its portfolio to determine the best path forward and anticipates sharing an update on the StubHub business before the next earnings release.

Third Quarter 2019 Financial Highlights (presented in millions, except per share data and percentages)

	Third Quarter
	2019	2018	Change
eBay Inc.
Net revenues	$2,649	$2,649	$—	—%
GAAP - Continuing Operations
Income (loss) from continuing operations	$310	$720	$(410)	(57)%
Earnings (loss) per diluted share from continuing operations	$0.37	$0.73	$(0.36)	(50)%
Non-GAAP - Continuing Operations
Net income	$563	$554	$9	2%
Earnings per diluted share	$0.67	$0.56	$0.11	19%

Other Selected Financial and Operational Results

•
Operating margin – GAAP operating margin decreased to 20.1% for the third quarter of 2019, compared to 21.0% for the same period last year. Non-GAAP operating margin increased to 26.6% in the third quarter of 2019, compared to 26.4% for the same period last year.

•
Taxes – The GAAP effective tax rate for continuing operations for the third quarter of 2019 was 20.7%, compared to 24.1% for the third quarter of 2018. The non-GAAP effective tax rate for continuing operations for the third quarter of 2019 was 15.3%, compared to 15.4% for the third quarter of 2018.

•	Cash flow – The company generated $1.0 billion of operating cash flow from continuing operations and $913 million of free cash flow during the third quarter of 2019.

•
Capital returns – The company repurchased approximately $1.0 billion of its common stock, or 25 million shares, in the third quarter of 2019. The company's total repurchase authorization remaining as of September 30, 2019 was $3.2 billion. The company also paid cash dividends of $115 million during the third quarter of 2019.

•	Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.2 billion as of September 30, 2019.
Business Outlook

•
Fourth quarter 2019 — The company expects net revenue between $2.77 billion and $2.82 billion, representing Organic FX-Neutral growth of (1)% - 1%, with GAAP earnings per diluted share from continuing operations in the range of $0.55 - $0.60 and non-GAAP earnings per diluted share from continuing operations in the range of $0.73 - $0.76.

•
Full year 2019 — The company expects net revenue between $10.75 billion and $10.80 billion, representing Organic FX-Neutral growth of 2% - 3%, with GAAP earnings per diluted share from continuing operations in the range of $1.97 - $2.02 and non-GAAP earnings per diluted share from continuing operations in the range of $2.75 - $2.78.

Dividend Declaration

•	eBay's Board of Directors has declared a cash dividend of $0.14 per share of the company's common stock. The dividend is payable on December 20, 2019 to shareholders of record as of December 2, 2019.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2019 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader including the Marketplace, StubHub and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, Calif., eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2018, eBay enabled $95 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for FX-Neutral basis, to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on a FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the fourth quarter and full year 2019 and the future growth in its business, operating efficiency and margins, reinvestments, dividends, share repurchases, and the expected timing of the announcements regarding the company's strategic portfolio review. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; the outcome of the strategic portfolio review; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Julianne Whitelaw	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2019	December 31, 2018
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$897	$2,202
Short-term investments	2,189	2,713
Accounts receivable, net	714	712
Other current assets	1,409	1,499
Total current assets	5,209	7,126
Long-term investments	1,446	3,778
Property and equipment, net	1,516	1,597
Goodwill	5,097	5,160
Intangible assets, net	79	92
Operating lease right-of-use assets	634	—
Deferred tax assets	4,374	4,792
Other assets	359	274
Total assets	$18,714	$22,819
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$518	$1,546
Accounts payable	296	286
Accrued expenses and other current liabilities	2,507	2,335
Deferred revenue	169	170
Income taxes payable	195	117
Total current liabilities	3,685	4,454
Operating lease liabilities	497	—
Deferred tax liabilities	2,620	2,925
Long-term debt	7,235	7,685
Other liabilities	1,407	1,474
Total liabilities	15,444	16,538

Total stockholders' equity	3,270	6,281
Total liabilities and stockholders' equity	$18,714	$22,819

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Net revenues	$2,649	$2,649	$7,979	$7,869
Cost of net revenues (1)	627	608	1,858	1,764
Gross profit	2,022	2,041	6,121	6,105
Operating expenses:
Sales and marketing (1)	806	852	2,365	2,446
Product development (1)	313	307	932	993
General and administrative (1)	283	248	866	886
Provision for transaction losses	76	65	219	203
Amortization of acquired intangible assets	12	13	37	36
Total operating expenses	1,490	1,485	4,419	4,564
Income from operations	532	556	1,702	1,541
Interest and other, net	(142)	392	(129)	661
Income from continuing operations before income taxes	390	948	1,573	2,202
Income tax provision	(80)	(228)	(339)	(437)
Income from continuing operations	$310	$720	$1,234	$1,765
Income (loss) from discontinued operations, net of income taxes	—	1	(4)	5
Net income	$310	$721	$1,230	$1,770

Income per share - basic:
Continuing operations	$0.37	$0.74	$1.43	$1.78
Discontinued operations	—	—	—	—
Net income per share - basic	$0.37	$0.74	$1.43	$1.78

Income per share - diluted:
Continuing operations	$0.37	$0.73	$1.42	$1.76
Discontinued operations	—	—	—	—
Net income per share - diluted	$0.37	$0.73	$1.42	$1.76

Weighted average shares:
Basic	830	974	863	992
Diluted	837	983	870	1,005

(1) Includes stock-based compensation as follows:
Cost of net revenues	$14	$14	$43	$43
Sales and marketing	24	26	72	82
Product development	49	45	148	148
General and administrative	29	40	113	123
	$116	$125	$376	$396

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In millions)
Cash flows from operating activities:
Net income	$310	$721	$1,230	$1,770
(Income) loss from discontinued operations, net of income taxes	—	(1)	4	(5)
Adjustments:
Provision for transaction losses	76	65	219	203
Depreciation and amortization	170	175	514	524
Stock-based compensation	116	125	376	396
(Gain) loss on investments, net	—	(312)	1	(572)
(Gain) loss on sale of business	52	—	52	—
Deferred income taxes	12	98	83	81
Change in fair value of warrant	49	(126)	(56)	(232)
Changes in assets and liabilities, net of acquisition effects	224	(185)	(120)	(738)
Net cash provided by continuing operating activities	1,009	560	2,303	1,427
Net cash used in discontinued operating activities	—	(2)	—	(2)
Net cash provided by operating activities	1,009	558	2,303	1,425
Cash flows from investing activities:
Purchases of property and equipment	(96)	(179)	(415)	(521)
Purchases of investments	(13,223)	(5,812)	(37,401)	(16,177)
Maturities and sales of investments	14,656	5,876	40,483	18,431
Equity investment in Paytm Mall	(160)	—	(160)	—
Proceeds from sale of equity investment in Flipkart	—	1,029	—	1,029
Acquisitions, net of cash acquired	—	—	(93)	(302)
Other	(34)	12	15	13
Net cash provided by (used in) investing activities	1,143	926	2,429	2,473
Cash flows from financing activities:
Proceeds from issuance of common stock	4	3	59	70
Repurchases of common stock	(1,022)	(991)	(3,971)	(2,991)
Payments for taxes related to net share settlements of restricted stock units and awards	(43)	(36)	(162)	(189)
Payments for dividends	(115)	—	(360)	—
Repayment of debt	(1,550)	—	(1,550)	(750)
Other	1	4	1	(27)
Net cash used in financing activities	(2,725)	(1,020)	(5,983)	(3,887)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(39)	1	(59)	(50)
Net increase (decrease) in cash, cash equivalents and restricted cash	(612)	465	(1,310)	(39)
Cash, cash equivalents and restricted cash at beginning of period	1,521	1,636	2,219	2,140
Cash, cash equivalents and restricted cash at end of period	$909	$2,101	$909	$2,101

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace (2)	$1,829	$1,887	$1,885	$1,984	$1,803
Current quarter vs prior year quarter	1%	3%	5%	9%	6%
Percent from international	63%	63%	62%	64%	62%
StubHub	286	243	223	311	286
Current quarter vs prior year quarter	—%	1%	(3)%	2%	6%
Percent from international	7%	9%	6%	6%	7%
Total net transaction revenues	2,115	2,130	2,108	2,295	2,089
Current quarter vs prior year quarter	1%	3%	4%	8%	6%
Percent from international	55%	57%	56%	56%	55%

Marketing services and other revenues:
Marketplace	254	270	277	316	301
Current quarter vs prior year quarter	(16)%	(9)%	(11)%	(5)%	3%
Percent from international	53%	56%	54%	53%	54%
Classifieds	265	271	256	263	254
Current quarter vs prior year quarter	4%	5%	4%	8%	8%
Percent from international	100%	100%	100%	100%	100%
StubHub	20	21	7	3	5
Current quarter vs prior year quarter	**	**	**	112%	123%
Percent from international	8%	20%	7%	22%	90%
Elimination of intersegment revenue	(5)	(5)	(5)	—	—
Total marketing services and other revenues	534	557	535	582	560
Current quarter vs prior year quarter	(5)%	(1)%	(4)%	1%	6%
Percent from international	74%	76%	75%	74%	75%
Total net revenues (1)	$2,649	$2,687	$2,643	$2,877	$2,649
Current quarter vs prior year quarter	—%	2%	2%	6%	6%

(1) Foreign currency impact	$(43)	$(86)	$(68)	$(9)	$4
(2) Hedge gain/(loss)	$19	$13	$20	$29	$12
** Not meaningful

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(In millions, except percentages)
Active Buyers (1)	183	182	180	179	177
Current quarter vs prior year quarter	4%	4%	4%	4%	4%

Gross Merchandise Volume (2)
Marketplace	$20,489	$21,484	$21,571	$23,231	$21,482
Current quarter vs prior year quarter	(5)%	(5)%	(4)%	1%	5%
StubHub	$1,232	$1,117	$1,018	$1,410	$1,237
Current quarter vs prior year quarter	—%	5%	(3)%	(2)%	7%
Total GMV	$21,721	$22,601	$22,589	$24,641	$22,719
Current quarter vs prior year quarter	(4)%	(4)%	(4)%	1%	5%

(1)
All buyers who successfully closed a transaction on our Marketplace and StubHub platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Starting in the second quarter of 2018, year-over-year growth rate is on a pro-forma basis, which includes Giosis' Japan business active buyers in both current and prior year periods.

(2)
Total value of all successfully closed transactions between users on our Marketplace and StubHub platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platforms in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
December 31, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.77 - $2.82	$2.77 - $2.82
Diluted EPS from continuing operations	$0.55 - $0.60	$0.73 - $0.76

Twelve Months Ending
December 31, 2019
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$10.75 - $10.80	$10.75 - $10.80
Diluted EPS from continuing operations	$1.97 - $2.02	$2.75 - $2.78

(a) Estimated non-GAAP amounts above for the three months ending December 31, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $13 - $18 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $125 - $135 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $40 - $50 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2019 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $55 - $60 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $515 - $525 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $160 - $170 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In millions, except percentages)
GAAP operating income	$532	$556	$1,702	$1,541
Stock-based compensation expense and related employer payroll taxes	119	127	390	411
Amortization of acquired intangible assets within cost of net revenues	1	3	5	13
Amortization of acquired intangible assets within operating expenses	12	13	37	36
Other significant gains, losses or charges	41	2	82	86
Total non-GAAP operating income adjustments	173	145	514	546
Non-GAAP operating income	$705	$701	$2,216	$2,087
Non-GAAP operating margin	26.6%	26.4%	27.8%	26.5%
Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$390	$948	$1,573	$2,202
GAAP provision for income taxes	(80)	(228)	(339)	(437)
GAAP net income from continuing operations	$310	$720	$1,234	$1,765
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	173	145	514	546
(Gain) loss on investments and sale of business	52	(313)	52	(559)
Change in fair market value of warrant	49	(126)	(56)	(232)
Tax effect of step-up of intangible assets basis	—	—	199	—
Tax effect of non-GAAP adjustments	(21)	128	(183)	115
Non-GAAP net income from continuing operations	$563	$554	$1,760	$1,635

Diluted net income from continuing operations per share:
GAAP	$0.37	$0.73	$1.42	$1.76
Non-GAAP	$0.67	$0.56	$2.02	$1.62
Shares used in GAAP and non-GAAP diluted net income per-share calculation	837	983	870	1,005

GAAP effective tax rate - Continuing operations	20.7%	24.1%	21.6%	19.9%
Tax effect of non-GAAP adjustments to net income from continuing operations	(5.4)%	(8.7)%	(6.1)%	(3.4)%
Non-GAAP effective tax rate - Continuing operations	15.3%	15.4%	15.5%	16.5%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In millions)
Net cash provided by continuing operating activities	$1,009	$560	$2,303	$1,427
Less: Purchases of property and equipment	(96)	(179)	(415)	(521)
Free cash flow	$913	$381	$1,888	$906

*Presented on a continuing operations basis